Exhibit 99

[Centra Financial Holdings, Inc. logo]

To Our Shareholders:

For the eighteenth consecutive quarter, Centra has achieved significant asset growth and for the fourteenth straight quarter, has shown increased pre-tax earnings.

Total assets grew $92 million from $307 million at June 30, 2003 to $399 million at June 30, 2004, an increase of 30%. Total loans grew $117 million from $230 million at June 30, 2003 to $347 million at June 30, 2004, an increase of 51%. This growth was made possible by $92 million in increased deposits, which grew from $262 million at June 30, 2003 to $354 million at June 30, 2004, an increase of 35%. Net income before income taxes improved from $449,000 for the second quarter of 2003 to $626,000 for the second quarter of 2004, an increase of 39%.

At June 30, 2004, total past due and non-performing loans were $517,000 of a $347 million portfolio or .15%, a level well below our peers. Centra’s allowance for loan losses at June 30, 2004 increased to $5.2 million or 1.50% of total loans.

As you can see, the growth continues...Centra has focused its efforts on attractive local market opportunities. Our strategy is to grow Centra by concentrating our time, energy and capital on competing aggressively in the dynamic Martinsburg and Morgantown markets, where we can build upon the strengths of our franchise and our reputation for providing knowledgeable and personal service to our clients.

We continue to capitalize on the two strongest economies in West Virginia by delivering on the Centra Promise — the promise to promptly answer the telephone every time, never leaving it to a machine; the promise that you won’t our customers as a guest — not an inconvenience. These are the principals that have brought us to this point and these are the principals that will take us forward.

Centra represented a vision and a new model when we opened in February 2000 and there were questions about whether it would work. Now, despite our record, we are sometimes asked: “Can you still grow?” We believe that Centra is well positioned to continue to provide great benefits, as well as great opportunities, to our customers, our employees, and our shareholders. We take pride in knowing that our customers can always count on Centra’s unique blend of quality, consistency, personalized service and recognition.

Thank you for your involvement in our company.

Sincerely,

/s/ Douglas J. Leech

Douglas J. Leech
President and CEO

Assets
(in thousands)

September	326,775
December	349,708
March	374,371
June	399,059

Loans
(in thousands)

September	262,957
December	295,925
March	319,138
June	347,237

Deposits
(in thousands)

September	281,161
December	302,355
March	329,983
June	353,893

Quarterly income before income tax
(in thousands)

September	485
December	514
March	560
June	626

Centra Financial Holdings, Inc. and Subsidiaries

Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	June 30,	June 30,
	2004	2003
ASSETS
Cash and due from banks	$10,381	$2,603
Interest-bearing deposits in other banks	1,021	948
Federal funds sold	10,302	25,137

Total cash and cash equivalents	21,704	28,688
Available-for-sale securities, at estimated fair value (amortized cost of $22,367 in 2004 and $35,368 in 2003)	22,229	35,526
Loans, net of unearned income	347,237	229,958
Allowance for loan losses	(5,219)	(3,220)

Net loans	342,018	226,738
Premises and equipment	5,936	4,477
Loans held for sale	1,308	7,007
Other assets	5,864	4,509

Total assets	$399,059	$306,945

LIABILITIES
Deposits
Non-interest bearing	$46,040	$32,356
Interest-bearing	307,853	230,019

Total deposits	353,893	262,375
Short-term borrowings	14,984	15,986
Other liabilities	1,720	1,811

Total liabilities	370,597	280,172
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,320,550 issued and outstanding	2,320	2,320
Additional paid-in capital	25,419	25,419
Accumulated earnings (deficit)	806	(1,061)
Accumulated other comprehensive income (loss)	(83)	95

Total Stockholder's equity	28,462	26,773

	$399,059	$306,945

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2004	2003	2004	2003
INTEREST INCOME
Loans, including fees	$8,634	$6,120	$4,465	$3,169
Loans held for sale	45	162	31	96
Securities available-for-sale	194	284	109	138
Interest-bearing bank balances	12	13	5	7
Federal funds sold	54	146	19	82

Total interest income	8,939	6,725	4,629	3,492
INTEREST EXPENSE
Deposits	3,074	2,519	1,568	1,323
Short-term borrowed funds	30	46	14	22

Total interest expense	3,104	2,565	1,582	1,345

Net interest income	5,835	4,160	3,047	2,147
Provision for loan losses	928	847	563	502

Net interest income after provision for loan losses	4,907	3,313	2,484	1,645
OTHER INCOME
Service charges on deposit accounts	414	292	225	148
Other service charges and fees	301	223	152	127
Secondary market income	387	803	252	520
Other	70	41	36	24

Total other income	1,172	1,359	665	819
OTHER EXPENSE
Salaries and employee benefits	2,264	1,920	1,103	1,008
Occupancy	478	378	242	186
Equipment	568	364	333	185
Advertising	242	150	130	88
Professional fees	120	74	70	49
Data processing	446	281	232	150
Other	775	644	413	349

Total other expense	4,893	3,811	2,523	2,015
Net income before income tax	1,186	861	626	449
INCOME TAX EXPENSE	422	—	223	—

Net income	$764	$861	$403	$449

Basic earnings per share	$0.33	$0.37	$0.17	$0.19
Diluted earnings per share	$0.31	$0.35	$0.17	$0.18
Weighted average shares outstanding — basic	2,320,550	2,320,550	2,320,550	2,320,550
Weighted average shares outstanding — diluted	2,435,803	2,447,132	2,435,785	2,450,550

[Centra Financial Holdings, Inc. Logo]

MORGANTOWN

Suncrest 304-598-2000	Wharf District 304-292-2000

Cheat Lake
304-284-8630
BOARD OF DIRECTORS

LAURENCE DeLYNN Retail Consultant	PARRY PETROPLUS* President Petroplus & Associates

ARTHUR GABRIEL* Secretary/Treasurer Gabriel Brothers, Inc.	MILAN PUSKAR* Chairman Mylan Labs, Inc.

DOUGLAS J. LEECH* President & Chief Executive Officer Centra Financial Holdings, Inc. & Centra Bank	THOMAS P. ROGERS Chairman & CEO Thoughtfulness, Inc.

ROBERT E. LYNCH, JR. Vice-President Davis-Lynch Glass Co.	PAUL T. SWANSON* Chairman CWS Inc., and Swanson Plating

PAUL F. MALONE Physician President — Morgantown ENT Clinic	RITA D. TANNER Realtor; Dorsey & Kiger Realtors

MARK R. NESSELROAD* Chief Executive Officer Glenmark Holdings LLC	BERNARD G. WESTFALL* Retired President & CEO WV United Health Systems

*Director of Centra Financial Holdings, Inc.

MARTINSBURG

Foxcroft 304-262-6500	Williamsport Pike 304-260-9207

South Berkeley
304-229-4500
BOARD OF DIRECTORS

KENNETH L. BANKS, DDS General Dentistry	MICHAEL B. KELLER Attorney Bowles Rice McDavid Graff & Love

JAMES W. DAILEY, II* Chairman W. Harley Miller Contractors Vice-Chairman Farmers & Mechanics Mutual Insurance Co.	DOUGLAS J. LEECH* President & Chief Executive Officer Centra Financial Holdings, Inc.
ROBERT A. McMILLAN* President Jefferson Distributing Company

DEBORAH J. DHAYER Owner Eddies Tire Service	JEFFREY S. PETRUCCI President Heiston Supply Inc.

TERRY W. HESS President Virginia Honey Company, Inc.	D. SCOTT ROACH President, R.M. Roach & Sons, Inc.

ROBERT S. STRAUCH, M.D. Surgeon

*Director of Centra Financial Holdings, Inc.